Exhibit 10.4

NOBLE ENERGY, INC.
2020 EXECUTIVE SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION
Noble Energy, Inc. (the “Company”) has adopted this Noble Energy, Inc. Executive Severance Plan for eligible employees of the Company (the “Plan”), effective as of April 27, 2020 (the “Effective Date”). The Plan is intended to provide severance benefits to eligible employees in the event of certain qualifying terminations of employment from the Company. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is intended to be and will be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA, and is intended to be exempt from the reporting and disclosure requirements of ERISA as an unfunded welfare plan for a select group of management or highly compensated employees.
This document constitutes both the formal Plan document and the “summary plan description” (“SPD”) for purposes of ERISA, and describes the terms of the Plan that are in effect as of April 27, 2020 and thereafter. The Company urges each Participant to read this SPD carefully to understand the Plan as it applies to him or her. The Company suggests that each Participant keep this document in a safe place for future reference.

1.
Eligible Employees. An employee of the Company will become a participant in the Plan (a “Participant”) as of the date the employee is specifically designated a participant by the Plan Administrator (as defined below in Section 8.1).

2.	Eligibility for Severance Benefits.

2.1
A Participant will be eligible to receive Severance Benefits (as defined below in Section 3.2) under the Plan upon the Participant’s Qualifying Termination (as defined below in Section 2.4), provided that the Participant:

(a)	enters into a Participation Agreement (as defined below in Section 2.2) with the Company;

(b)	performs all transition and other matters required of the Participant by the Company before the Participant’s Qualifying Termination;

(c)	returns to the Company any property of the Company that has come into the Participant’s possession upon the Participant’s Qualifying Termination; and

(d)
executes and returns (and does not thereafter revoke), within the time period set forth in the Release (but in all events no later than 45 days after the Participant’s Qualifying Termination), a general release in substantially the form set forth on Schedule C hereto (the “Release”), under which the Participant, among other things, releases and discharges the Company and its subsidiaries and affiliates from all claims and liabilities relating to the Participant’s employment with the Company and the termination of such employment. “Release Effective Date” means, with respect to a Participant, the date the Participant’s Release becomes effective and is no longer subject

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to revocation. “Payment Date” means the Company’s first regularly scheduled payroll date after the Release Effective Date.

2.2
“Participation Agreement” means, with respect to each Participant, the written consent of the Participant to participate in the Plan in substantially the form set forth on Schedule A hereto, which includes the Participant’s acknowledgment of his or her non-disclosure, non-competition, and non-solicitation obligations (including the Restrictive Covenants (as defined below in Section 7)) with which all Participants must abide to be eligible to receive the benefits under the Plan. The Plan Administrator will provide a copy of the Participation Agreement to the Participant, which the Participant must execute within 30 days of receipt.

2.3
“Termination of Employment” means, with respect to each Participant, the Participant’s termination of employment with the Company and all of its subsidiaries and affiliates. Any payments to be made to a Participant under the Plan upon a Termination of Employment will only be made upon such Participant’s “separation from service,” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.4	“Qualifying Termination” means, with respect to each Participant, a Termination of Employment:

(a)	by the Company not for Cause (as defined below in Section 2.5);

(b)	by the Participant with Good Reason (as defined below in Section 2.6); or

(c)	due to the Participant’s Disability (as defined below in Section 2.7) or death.
If the Participant’s Termination of Employment is by the Company for Cause or by the Participant without Good Reason, the Participant will not be eligible to receive Severance Benefits under the Plan.

2.5	“Cause” means, with respect to each Participant, a determination by the Plan Administrator that the Participant has engaged in any action or omission that:

(a)	constitutes gross negligence or willful misconduct in the performance of the Participant’s duties with respect to the Company or any of its affiliates;

(b)	constitutes a material breach of any provision of the Participant’s Participation Agreement;

(c)	constitutes an act of theft, fraud, embezzlement, misappropriation, or willful breach of a fiduciary duty with respect to the Company or any of its affiliates; or

(d)	results in the Participant’s conviction of, plea of no contest to, or receipt of adjudicated probation or deferred adjudication in connection with a crime

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involving fraud, dishonesty, or moral turpitude, or any felony (or a crime of similar import in a foreign jurisdiction).
In order to terminate a Participant’s employment for Cause, the Plan Administrator must provide the Participant with a written notice providing in reasonable detail the specific circumstances alleged to constitute Cause and the Participant must not have cured or remedied the alleged Cause event (if susceptible to cure) in the Plan Administrator’s good faith judgment within 30 days after the Participant’s receipt of such notice.

2.6	“Good Reason” means, with respect to each Participant, the occurrence of any of the following events:

(a)
a material diminution in the Participant’s base salary or target annual cash bonus opportunity except in connection with a broad-based reduction in salaries or target annual cash bonus opportunities across similarly-situated employees;

(b)	a material diminution in the Participant’s authority, duties, or responsibilities;

(c)
a requirement for the Participant to involuntarily relocate the geographic location of the Participant’s principal place of employment by more than 50 miles within a period of less than 24 months from the date of notice by the Company of such relocation; or

(d)	a material breach by the Company of the Plan with respect to the Participant.
Any assertion by a Participant of a Termination of Employment for “Good Reason” will not be effective unless all of the following conditions are satisfied: (i) the condition described in Section 2.6(a), (b), or (c) giving rise to the Participant’s Termination of Employment must have arisen without the Participant’s consent; (ii) the Participant must provide written notice to the Company of such condition within 45 days of the later of the initial existence of the condition or when the Participant first learns of the existence of the condition (provided that such notice, if provided within 45 days of when the Participant first learns of the existence of the condition, must in all circumstances be provided no later than 90 days after the initial existence of the condition); (iii) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (iv) the Participant’s Termination of Employment must occur within 90 days after the initial existence of the condition specified in such notice or when the Participant first learns of the existence of the condition (provided, however, that such termination may in no circumstance occur later than 2 years after the initial existence of the condition).

2.7
“Disability” means, with respect to each Participant, an incapacity that has resulted in qualification of the Participant to receive long-term disability benefits under the Company’s long-term disability plan; and if the Participant is not covered by such

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a plan, the Participant will be considered to have a Disability if the Participant’s incapacity results in a determination by the Social Security Administration that the Participant is entitled to a Social Security disability benefit.

2.8
If the Participant dies before receiving a portion of the Participant’s Severance Benefits under the Plan, any remaining Severance Benefits will be paid to the appointed administrator, executor, or personal representative of the Participant’s estate no later than March 15th following the calendar year in which the Participant’s death occurs.

3.	Severance Benefits.

3.1
Participation in the Plan will not affect any Participant’s rights to the following Company benefits, which the Company will pay in accordance with applicable law and terms of the applicable Company plan, in each case to the extent applicable to the Participant (the “Accrued Benefits”):

(a)	base salary earned through Termination of Employment;

(b)
unpaid annual cash bonus for the calendar year before the year in which Termination of Employment occurs; provided, however, that a Participant will not be entitled to payment of any bonus upon a Termination of Employment for Cause;

(c)	reimbursement for approved but unreimbursed business expenses incurred through Termination of Employment;

(d)	the ability to continue insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and any similar state law; and

(e)	vested retirement benefits under the Company’s retirement plans.

3.2
If the Participant satisfies the requirements of the Plan, including the Participant’s execution and non-revocation of the Release, upon a Qualifying Termination, the Participant will be eligible to receive the following (the “Severance Benefits”); provided, however, that the Severance Benefits otherwise payable will be reduced by any amount payable to the Participant as a result of the operation both of the federal Worker Adjustment and Retraining Notification Act, as amended, and any other federal, state, or local law dealing with plant closings, business shutdowns, layoffs, or other terminations of employment:

(a)
If the Qualifying Termination occurs by the Company not for Cause (but not including the Participant’s Termination of Employment due to Disability or death) or by the Participant for Good Reason, then Severance Benefits will be as follows:

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(i)
on the Payment Date, a lump sum cash amount equal to (x) the sum of the Participant’s annual base salary and target annual cash bonus, in each case, as in effect immediately before the Qualifying Termination, (y) divided by 12, and (z) multiplied by the Applicable Factor for the Participant set forth on Schedule B hereto;

(ii)
no later than March 15th of the year following the Qualifying Termination, a lump sum cash amount equal to the Participant’s annual cash bonus for the year of the Qualifying Termination, which amount shall be (x) based solely on Company performance, as determined by the Company in its sole discretion at the end of the performance year in which the Qualifying Termination occurs, and unadjusted for the Participant’s individual performance, and (y) prorated to reflect the number of days that the Participant was employed during the year of the Qualifying Termination;

(iii)
on the Payment Date, a lump sum cash amount equal to the Applicable Factor for the Participant set forth on Schedule B hereto multiplied by the difference between (x) the monthly cost of COBRA continuation coverage paid by the Participant for the medical and dental benefit coverage elected by the Participant under the Noble Energy, Inc. Health Plan or any successor or equivalent group health plan for the Participant and the Participant’s dependents as of immediately prior to the Qualifying Termination and (y) the monthly premium amount paid by similarly situated active employees under the applicable benefit package and coverage tier elected by the Participant, without regard to any rate reductions that active Participants may be entitled to receive for wellness program participation and whether or not the Participant elects continuation coverage pursuant to COBRA;

(iv)
the provision of outplacement services, which such services shall not exceed a value of $7,500 and shall continue for a period no longer than 12 months, unless the maximum value has been met prior to such time; and

(v)
notwithstanding anything to the contrary contained in any equity compensation plan of the Company or any award agreement thereunder (each, an “Equity Award”), acceleration of the Participant’s Equity Awards as follows:

(A)
the portion, if any, of an Equity Award subject solely to time-based vesting that would have become vested had the Participant remained in continuous employment through the first anniversary of the Qualifying Termination shall vest and become exercisable, as applicable, upon the Qualifying Termination;

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(B)
any Equity Award subject to performance-based vesting conditions shall remain outstanding until the first anniversary of the Qualifying Termination and permitted to vest or be forfeited in accordance with the terms and conditions of such Equity Award as if the Participant remained in continuous employment through the first anniversary of the Qualifying Termination. Any Equity Awards subject to performance-based vesting conditions that have not vested in accordance with their existing terms as of the first anniversary of the Qualifying Termination shall be forfeited upon the first anniversary of the Qualifying Termination; and

(C)
the exercise period of any vested Equity Awards that are options to purchase stock or units (“Options”) shall be extended to the fifth (5th) anniversary of the Qualifying Termination, or, if sooner, the original expiration date of the Option as set forth in the applicable Equity Award.

(b)
For purposes of calculating the Severance Benefits set forth in Section 3.2(a), the Participant’s annual base salary shall be determined prior to the impact of any temporary reduction in base salary imposed on the Participant in connection with an across the board reduction in base salaries of similarly-situated employees of the Company.

4.	Forfeiture of Benefits.

4.1	Cessation of Benefits. All Severance Benefits to a Participant under the Plan will cease immediately:

(a)	Upon discovery by the Company that the Participant, while working as an employee of the Company, engaged in any activity that would have constituted Cause; or

(b)	Upon discovery by the Company that the Participant has violated the Participant’s Restrictive Covenant Agreement.

4.2	Repayment of Benefits. The Company reserves the right to recover Severance Benefits under the Plan from a Participant if the Participant violates the Participant’s Restrictive Covenant Agreement.

5.	Executive Alternative Work Arrangement Employment Status.

5.1
Following a Qualifying Termination of employment with the Company as set forth herein, Participant will have the opportunity to participate in the Executive Alternative Work Arrangement. The Executive Alternative Work Arrangement permits the Participant to continue providing transition and consulting services to the Company following a separation from service on terms and conditions mutually

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acceptable to the Company and the Participant. The Executive Alternative Work Arrangement will remain in effect for one year following the date of Participant’s termination of employment with the Company and will automatically renew for an additional one-year term unless notice of an intent to terminate the Executive Alternative Work Arrangement is given at least 30 days prior to the expiration of the initial term by either the Participant or the Company.

5.2
A Participant will be eligible to transition to an Executive Alternative Work Arrangement if and when such Participant incurs a termination of employment that meets each of the following conditions (an “Eligible Termination”):

(a)
A Participant’s employment is terminated by the Company for any reason other than Cause or Participant gives the Company at least 90 days’ advance written notice of the Participant’s intention to discontinue employment;

(b)	A Participant is an executive in good standing with the Company as of the time of his or her termination of employment, and

(c)	A Participant’s employment shall not have been terminated by Employee for Good Reason.

5.3
Upon electing to participate in the Executive Alternative Work Arrangement, a Participant agrees to execute an Executive Alternative Work Arrangement Agreement within 90 days prior to such Participant’s relinquishment of full-time status, which agreement will become effective automatically on the day following such Participant’s Eligible Termination. Without limiting the foregoing, Participant agrees that he/she will not be eligible for the Executive Alternative Work Arrangement if Employee’s termination of employment is not an Eligible Termination.

6.
Availability of the Participant. Upon a Termination of Employment, and for a period not to exceed six (6) months following such Termination of Employment, the Participant agrees to make himself or herself reasonably available to the Company for consultation, as requested from time to time by the Board of Directors of the Company (the “Board”).

7.	Restrictive Covenants. The covenants set forth in Sections 7.1, 7.2, 7.3, and 7.4 are collectively referred to herein as the “Restrictive Covenants.”

7.1	Confidentiality and Non-Disclosure Covenants.

(a)
Acknowledgment of Confidential Information. The Participant understands and acknowledges that, during the course of the Participant’s employment by, or services to, the Company or its affiliates (the “Company Group”), the Company Group will continue to provide the Participant with access to previously undisclosed confidential, trade secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to his or her employment by, or services to,

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the Company Group, as well as existing and prospective employees, customers, suppliers, investors, and other associated third parties (“Confidential Information”).

(b)
Definition of Confidential Information. For purposes of the Plan, Confidential Information includes, without limitation, all non-public information disclosed or made available to the Participant that gives the Company Group a competitive advantage in its industry and is not generally known or readily ascertainable by independent investigation, such as methods of operation and service; leases and opportunities pertaining to the lease; information relating to the acquisition, exploration, production, gathering, transporting, marketing, treating, or other processing of hydrocarbons and related products; the exploration potential of geographical areas on which hydrocarbon exploration prospects are located; information related to developing, constructing, acquiring, or operating midstream oil, natural gas, or produced water assets; technical information including inventions, computer programs, computer processes, methods of collecting, correlating and using geophysical data, computer codes, software, website structure and content, databases, formulae, designs, compilations of information and data, proprietary production processes, and know-how related to operations; financial information including margins, earnings, accounts payable, and accounts receivable; business information including business plans, expansion plans, business proposals, pending projects, pending proposals, sales data, and leases; supplier and customer information, including supplier and customer lists and identities, prices, costs, and negotiated terms; research and development and new materials research; information regarding personnel and employment policies and practices including employee lists, contact information, performance information, compensation data, benefits data, and training programs; and information regarding independent contractors and subcontractors including independent contractor and subcontractor lists, contact information, compensation, and agreements. Confidential Information also includes all information contained in any manual or electronic document or file created by the Company Group and provided or made available to the Participant. The Participant understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(c)
Confidential Information Exclusions. The Participant understands that Confidential Information shall not include any information in the public domain, through no disclosure or wrongful act of the Participant, to such an extent as to be readily available to competitors. The Participant likewise understands that Confidential Information disclosed hereunder shall not be deemed to be within the foregoing exception solely because the

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Confidential Information is embraced by more general information in the public domain; neither will a combination of features be deemed within the foregoing exception merely because individual features are in the public domain.

(d)
Non-Disclosure and Non-Use Covenants. The Participant agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any third party not having a business need to know in order to fulfill duties to the Company Group and authority to know and use the Confidential Information in connection with the business of the Company Group; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company Group, except as required in the performance of his or her authorized employment duties to, or services for, the Company Group.

(e)
Covenant to Return Confidential Information and Other Company Property. Upon (i) the voluntary or involuntary termination of the Participant’s employment or service relationship with the Company Group or (ii) the Company’s request at any time during the Participant’s employment or service relationship, the Participant agrees to (A) provide or return to the Company any and all property of the Company Group, including all copies of software in any media, reports, files, compilations, disks, thumb drives or other removable information storage devices, hard drives, and data and all documents and materials belonging to the Company Group and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information, that are in the Participant’s possession or control, whether they were provided to the Participant by the Company Group or any of its business associates or created by the Participant in connection with the Participant’s employment by, or services to, the Company Group; and (B) delete or destroy all copies of any such documents and materials not returned to the Company Group that remain in the Participant’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Participant’s possession or control.

(f)
Duration of Covenants. The Participant understands and acknowledges that the Participant’s obligations under the Plan with regard to any particular Confidential Information shall continue during and after the Participant’s employment by, or service relationship with, the Company Group until such time as such Confidential Information has become public knowledge other than as a result of the Participant’s breach of the Plan.

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(g)
Immunity and Other Permitted Activities. Notwithstanding any other provision of the Plan, nothing in the Plan is intended to, or does, preclude the Participant from (i) contacting, reporting to, responding to an inquiry from, filing a charge or complaint with, communicating with, or otherwise participating in an investigation conducted by, any other federal, state, or local governmental agency, commission, or regulatory body, including, without limitation the Securities and Exchange Commission (“SEC”); (ii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iii) otherwise making truthful statements as required by law or valid legal process; (iv) engaging in any concerted or other legally protected activities; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. Accordingly, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (I) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (II) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Participant likewise understands that, if he or she files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, the Participant may disclose its trade secret(s) to the Participant’s attorney and use the trade secret information in the court proceeding, if the Participant (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. In accordance with applicable law, and notwithstanding any other provision of the Plan, nothing in the Plan or any policies or agreements of the Company Group applicable to the Participant (1) impedes the Participant’s right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (2) requires the Participant to provide any prior notice to the Company Group or obtain its prior approval before engaging in any such communications.

7.2
Non-Solicitation Covenants. In connection with the Participant’s acceptance of benefits under the Plan, and in exchange for the consideration provided hereunder, and in consideration of the Company Group disclosing and providing access to Confidential Information, the Participant agrees that the Participant will not, during the Participant’s employment or service relationship with the Company Group, and for the duration of the Restricted Period (as defined below in Section 7.2(a)), directly or indirectly, for any reason, for the Participant’s own account or on behalf of or together with any other person, entity or organization (i) call on or otherwise solicit any natural person who is employed by the Company Group in any capacity with the purpose or intent of attracting that person from the employ of the Company Group, (ii) call on or otherwise solicit or induce any natural person who is a non-employee independent contractor or subcontractor of, or other service provider to,

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the Company Group in any capacity with the purpose or intent of inducing such person to breach any agreement or contract with, or discontinue or curtail his or her business relationship with, the Company Group, or (iii) call on or otherwise solicit or induce any established customer of the Company Group or other service provider of the Company Group to breach any agreement or contract with, or discontinue or curtail his, her, or its business relationships with, the Company Group, without, in each case of (i), (ii), or (iii), the prior written consent of the Company. Notwithstanding the previous sentence, the post-employment and post-service restrictions described in (i), (ii), and (iii) of the previous sentence apply only to those persons or established customers with whom the Participant had material contact relating to the business of the Company Group, or about whom the Participant had access to Confidential Information, within 12 months before the termination of the Participant’s employment or service relationship with the Company Group.

(a)	“Restricted Period” means, with respect to a Participant, 12 months following the Participant’s Termination of Employment.

7.3	Non-Competition.

(a)
Non-Competition Covenants. In connection with the Participant’s acceptance of the benefits under the Plan, and in exchange for the consideration provided hereunder, and in consideration of the Company Group disclosing and providing access to Confidential Information, the Participant agrees that he or she will not, during the Participant’s employment or service relationship with the Company, and for the duration of the Restricted Period thereafter, in the Restricted Area (as defined below in Section 7.3(c)) accept employment or engage in any business activity (whether as a principal, partner, joint venturer, agent, employee, salesperson, consultant, independent contractor, director, officer, or any other capacity similar to the capacity in which he or she provided services to the Company Group) with any Competitor (as defined below in Section 7.3(b)) of the Company Group where such employment or activity would involve his or her (i) providing, selling, or attempting to sell, or assisting in the sale or attempted sale of, any services or products competitive with or similar to those services or products with which he or she had any involvement, and/or regarding which he or she had access to any Confidential Information, during the Participant’s employment or service relationship with the Company Group (including any products or services being researched or developed by the Company Group during the Participant’s service as an employee or other service provider of the Company Group), or (ii) providing or performing services that are similar to any services that the Participant provided to or performed for the Company Group during the Participant’s employment or service relationship with the Company Group.

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(b)
Definition of Competitor. For purposes of the Plan, a “Competitor” means a business or entity that, at any time during the one-year period following the Participant’s separation from employment or service with the Company Group, provides or seeks to provide, products or services similar or related to products sold or services provided by the Company Group. Competitor includes, a company or business engaged in (i) oil or gas exploration or production, including acquiring, exploring, or developing oil or natural gas assets, or (ii) developing, constructing, acquiring, or operating midstream assets.

(c)
Definition of Restricted Area. The non-competition covenants above shall be limited to the “Restricted Area,” which means the geographic areas (i) where the Participant was employed by, or performed services for, the Company Group, (ii) where the Participant solicited or served the customers of the Company Group, and (iii) otherwise impacted or influenced by the Participant’s provision of services to the Company Group.

(d)
Permitted Exception. Notwithstanding the foregoing, the Participant may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (i) such securities are traded on any national securities exchange or the National Association of Securities Dealers Automatic Quotation System or equivalent non-U.S. securities exchange, (ii) the Participant is not a controlling person of, or a member of a group which controls, such entity and (iii) the Participant does not, directly or indirectly, own 2% or more of any class of securities of such entity.

(e)
Requirement to Notify. The Participant hereby covenants and agrees to (i) notify any new employer, any third party engaging the Participant’s services, or any entity to which the Participant becomes a partner about the Participant’s rights and obligations under this Section 7.3 and (ii) notify the Company in advance of accepting any position on the Board of Directors of another entity following a Termination of Employment that could result in a breach of this Section 7.3.

7.4	Non-Disparagement Covenants.

(a)
Non-Disparagement. The Participant agrees that he or she will not, during the Participant’s employment or service relationship with the Company, and for the duration of the Restricted Period, directly or indirectly, make any public or private statements (whether orally, in writing, via electronic transmission or otherwise) that disparage, denigrate, or malign the Company Group; any of the businesses, activities, operations, affairs, reputations or prospects of the foregoing; or any of the respective officers, employees, directors, managers, partners, agents, members or shareholders of any of the foregoing.

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(b)
Exceptions. The obligation under this Section 7.4 will not be violated by truthful statements that the Participant makes (i) as permitted by the Plan or applicable law that may supersede the terms of the Plan, (ii) to any governmental authority in connection with legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or (iii) in connection with a performance review or performance discussions.

7.5	Remedies.

(a)
Remedies. In the event of a breach or threatened breach by the Participant of any of the Restrictive Covenants, the Company Group shall be entitled to equitable relief (without the need to post a bond or prove actual damages) by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to all other legal and equitable relief to which they may be entitled, including any and all monetary damages which the Company Group may incur as a result of such breach, violation, or threatened breach or violation. The Company Group may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.

(b)
Tolling. If the Participant breaches any of the Restrictive Covenants pertaining to non-competition or non-solicitation, the time periods pertaining to such Restrictive Covenants will be suspended and will not run in favor of the Participant from the time the Participant first breached such Restrictive Covenants until the time when the Participant ceases such breach.

8.	Plan Administration.

8.1	The Plan will be administered by the Compensation, Benefits and Stock Option Committee of the Board (the “Plan Administrator”).

8.2	The Plan Administrator will have full and complete authority to enforce the Plan in accordance with its terms and will have all powers necessary to accomplish that purpose, including the following:

(a)	To apply and interpret the Plan, including the authority to construe disputed provisions;

(b)
To determine all questions arising in its administration, including those related to the eligibility of persons to become Participants and eligibility for Severance Benefits, and the rights of Participants;

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(c)	To compute and certify the amount of Severance Benefits payable to Participants;

(d)	To authorize all disbursements in accordance with the Plan;

(e)	To employ and reasonably compensate accountants, attorneys, and other persons to render advice or perform services for the Plan as it deems necessary;

(f)	To make available to Participants upon request, for examination during business hours, such records as pertain exclusively to the examining Participant; and

(g)	To appoint an agent for service of legal process.

8.3	All decisions of the Plan Administrator based on the Plan and documents presented to it will be in the Plan Administrator’s sole discretion and will be final and binding upon all persons.

8.4	In no event will the Company, the Plan Administrator, or any officer or director of the Company incur any liability for any act or failure to act with respect to the Plan.

9.	Claims Procedures.

9.1
Claims for Benefits. Generally, an obligation of the Plan to provide Severance Benefits to a Participant arises only after the Participant is specifically designated a Participant by the Plan Administrator, executes a Participation Agreement, and incurs a Qualifying Termination. A Participant not receiving Severance Benefits who believes that he or she is eligible for such benefits, or a Participant disputing the amount of Severance Benefits, or any such Participant’s authorized representative (the “Claimant”), may request in writing that his or her claim be reviewed by the Plan Administrator. All such claims for benefits must be submitted to the Plan Administrator at the following address within 60 days after the Participant’s Termination of Employment:

Noble Energy, Inc.
1001 Noble Energy Way
Houston, TX 77070
281-872-3100
Attention: Plan Administrator for Executive Severance Plan
The review of all claims for Severance Benefits will be governed by the following rules:

(a)
Time Limits on Decision. Unless special circumstances exist, a Claimant who has filed a claim will be informed of the decision on the claim within 90 days of the Plan Administrator’s receipt of the written claim. This period may be extended by an additional 90 days if special circumstances require

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an extension of time, provided the Claimant is notified of the extension within the initial 90-day period. The extension notice will indicate:

(i)	The special circumstances requiring the extension of time; and

(ii)	The date, no later than 180 days after receipt of the written claim, by which the Claimant can expect to receive a decision.

(b)	Content of Denial Notice. If a claim for benefits is partially or wholly denied, the Claimant will receive a written notice that:

(i)	States the specific reason or reasons for the denial;

(ii)	Refers to the specific Plan provisions on which the denial is based;

(iii)	Describes and explains the need for any additional material or information that the Claimant must supply in order to perfect the claim; and

(iv)
Describes the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

9.2	Appeal of Denied Claims. If the Claimant’s claim is denied and he or she wants to submit a request for a review of the denied claim, the following rules apply:

(a)
Review of Denied Claim. If a Claimant wants his or her denied claim to be reconsidered, the Claimant must send a written request for a review of the claim denial to the Plan Administrator no later than 60 days after the date on which he or she receives written notification of the denial. The Claimant may include any written comments, documents, records, or other information relating to the claim for benefits. The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relating to the claim for benefits. The Plan Administrator’s review will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(b)
Decision on Review. The Plan Administrator will review the denied claim and provide a written decision within 60 days of the date the Plan Administrator receives the Claimant’s written request for review. This period may be extended by an additional 60 days if special circumstances require an extension of time, provided the Participant is notified of the extension within the initial 60-day period. The extension notice will indicate:

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(i)	The special circumstances requiring the extension of time; and

(ii)	The date, no later than 120 days after receipt of the written request for review, by which the Claimant can expect to receive a decision.

(c)	Content of Denial Notice. If a claim for benefits is partially or wholly denied on appeal, the Claimant will receive a written notice that:

(i)	States the specific reason or reasons for denial;

(ii)	Refers to the specific Plan provisions on which the denial is based;

(iii)
Includes a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and

(iv)	Includes a statement of the right to bring a civil action under Section 502(a) of ERISA.

9.3
Limitations on Legal Actions; Dispute Resolution. Claimants must follow the claims procedures described in this Section 9 before taking action in any other forum regarding a claim for benefits under the Plan. Furthermore, any such action initiated by a Claimant under the Plan must be brought by the Claimant within one year of a final determination on the claim for benefits under these claims procedures, or the Claimant’s benefit claim will be deemed permanently waived and abandoned, and the Claimant will be precluded from reasserting it. Further, after following the claims procedures described in this Section 9, the following terms apply to any further disputes that may arise regarding the Plan (other than disputes with respect to a Restrictive Covenant Agreement):

(a)
In the event of any dispute, claim, question, or disagreement arising out of or relating to the Plan, the parties will use their best efforts to settle such dispute, claim, question, or disagreement. To this effect, they will consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to both parties.

(b)
If the parties do not reach such a resolution within a period of 30 days, then any such unresolved dispute or claim, upon notice by any party to the other, will be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association in effect at the time demand for arbitration is made by any such party. The parties will mutually agree upon a single arbitrator within 30 days of such demand. In the event that the parties are unable to so agree within such 30-day period, then within the following 30-day period, 1 arbitrator will be named by each party. A third arbitrator will be named by the 2 arbitrators so chosen within 10 days after the appointment of the first 2 arbitrators. In the event that the third arbitrator is not agreed upon, he or

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she will be named by the American Arbitration Association. Arbitration will occur in the State of Colorado or such other location as may be mutually agreed to by the parties.

(c)
The award made by all or a majority of the panel of arbitrators will be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code. The parties acknowledge that the Plan evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules will govern the interpretation, enforcement, and proceedings under this Section 9.3. Any provisional remedy that would be available from a court of law will be available from the arbitrators to the parties to the Plan pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

(d)
By agreeing to binding arbitration, a Participant must waive his or her right to a jury trial. The claims covered by this Section 9.3 include any statutory claims regarding a Participant’s employment or the termination of his or her employment, including claims regarding workplace discrimination.

10.	Miscellaneous.

10.1	Withholding. The Company will have authority to withhold or cause to have withheld applicable income and payroll taxes from any Severance Benefits under the Plan to the extent required by law.

10.2
No Contract of Employment. The Plan will not be deemed to constitute a contract of employment or impose on the Company any obligation to retain any Participant as an employee, to continue any Participant’s current employment status, or to change any employment policies of the Company, nor will any term of the Plan restrict the right of the Company to discharge any of its employees or restrict the right of any such employee to terminate his or her employment with the Company.

10.3
Source of Benefits. The Plan is intended to be an unfunded welfare benefit plan for purposes of ERISA and a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA. All benefits payable under the Plan will be paid or provided by the Company from its general assets. The Plan is not intended to be a pension plan described in Section 3(2)(A) of ERISA.

10.4
Section 409A. It is intended that the payments and benefits available under the Plan will be, to the greatest extent possible, exempt from the application of Code Section 409A, and the Plan will be construed and interpreted accordingly. However, if the

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Company determines that all or a portion of the payments or benefits provided under the Plan constitute “deferred compensation” under Code Section 409A and that the Participant is a “specified employee,” as such term is defined under Code Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code Section 409A, the timing of the applicable payments will be delayed until the first payroll date after the 6-month anniversary of the Participant’s “separation from service” (as defined under Code Section 409A) and the Company will (a) pay to the Participant a lump sum amount equal to the sum of the payments that the Participant would otherwise have received during such 6-month period had no such delay been imposed and (b) commence paying the balance of the payments in accordance with the applicable payment schedule set forth in the Plan. For purposes of Section 409A, each installment payment provided under the Plan will be treated as a separate payment. The Company makes no representations that the payments and benefits provided under the Plan comply with Code Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Participant on account of noncompliance with Code Section 409A.

10.5
Plan Amendment and Termination. The Plan Administrator may at any time terminate or amend the Plan with respect to any or all Participants for any reason, including altering, reducing, or eliminating benefits to be paid to Participants who have not yet experienced a Termination of Employment; provided, however, that any amendment or termination that eliminates potential Severance Benefits for a Participant may not be effective until 18 months after notice is provided to the Participant. The provisions of the Plan as in effect at the time of a Participant’s Termination of Employment will control any Severance Benefits paid to that Participant, unless modified by the Plan Administrator or otherwise specified in the Plan.

10.6
Severability; Construction; Reformation. Should any term of the Plan be deemed or held to be unlawful or invalid for any reason, such fact will not adversely affect the other terms of the Plan unless such determination will render impossible or impracticable the functioning of the Plan, and in such case, an appropriate term or terms will be adopted so that the Plan may continue to function properly. In the Plan, “including” (and like terms) means “including, without limitation” (and like terms) and, except as specifically indicated otherwise, references to sections and schedules are to sections and schedules in the Plan.

If any provision contained in the Plan is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the Confidential Information, goodwill, or other legitimate business interests of the Company Group, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is

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not greater than necessary to protect the Confidential Information, goodwill, and other legitimate business interests of the Company Group.

10.7
Non-Assignment. The rights of a Participant under the Plan are personal. No interest of a Participant under the Plan may be assigned, transferred, seized by legal process, or subjected to the claims of creditors in any way. A Participant’s rights under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance.

10.8
Indemnification. The Company will indemnify its officers and employees and the members of the Board from all liabilities from their acts or omissions in connection with the administration, amendment, or termination of the Plan, to the maximum extent permitted by applicable law.

10.9
No Duplication of Benefits. Unless otherwise specified in writing by the Company, the Company does not intend to provide any Participant with benefits under both the Plan and any other severance, retention, change in control, or other plan or agreement sponsored by the Company. Therefore, any benefit provided under the Plan will be reduced by the amount of any similar benefit provided under any other severance, retention, change in control, or other plan or agreement sponsored by the Company. Any reduction made pursuant to this section will be made in a manner that complies with Code Section 409A.

10.10
Clawback. All amounts or benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. A Participant’s acceptance of amounts or benefits under the Plan will be deemed to constitute the Participant’s acknowledgement of and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to the Participant, whether adopted prior to or following the Effective Date, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Participant’s agreement that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

10.11	Governing Law. The Plan will be construed according to the laws of the State of Texas, except as preempted by ERISA or other applicable federal law.

10.12	ERISA Rights. Schedule D hereto sets forth certain rights each Participant has under ERISA.

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SCHEDULE A TO EXECUTIVE SEVERANCE PLAN
PARTICIPATION AGREEMENT
NOBLE ENERGY, INC.
EXECUTIVE SEVERANCE PLAN
This Participation Agreement is made and entered into by and between the Executive set forth below (“you”) and Noble Energy, Inc., a Delaware corporation (the “Company”), effective as of ________________________ (the “Agreement Date”).
The Company maintains the Noble Energy, Inc. Executive Severance Plan (the “Plan”), which provides specified severance benefits in connection with certain Qualifying Terminations (as defined in the Plan). You hereby acknowledge that you have read and understand all of the terms of the Plan, and that you agree to participate in the Plan subject to those terms.
By signing this Participation Agreement, you are also acknowledging and re-affirming the Restrictive Covenants set forth in the Plan and any and all restrictive covenants (including confidential information, non-disclosure, non-solicitation, non-disparagement, and other similar covenants) in any plan, program, policy, agreement or understanding between you and the Company (including any equity award agreement granted under the Noble Energy, Inc. 2020 Long-Term Incentive Plan and any successor thereto) that you have read and understand all of the terms of the restrictive covenants, and that you agree to and re-affirm your acceptance of, all of the terms of the restrictive covenants as a condition to participating in the Plan.
IN WITNESS WHEREOF, each of the parties has executed this Participation Agreement, in the case of the Company by its duly authorized officer, as of the Agreement Date.

NOBLE ENERGY, INC.	EXECUTIVE

Sign Name:	Sign Name:
Print Name:	Print Name:
Title:

SCHEDULE B TO EXECUTIVE SEVERANCE PLAN
The Applicable Factor is determined based on the position of the Participant as follows:

Position	Applicable Factor
Chief Executive Officer	24
Chief Operating Officer	18
Chief Financial Officer	18
Senior Vice Presidents	12